Exhibit 99.2

Excerpt from email from Duncan Niederauer, Chief Executive Officer of NYSE Euronext, to employees of NYSE Euronext, dated April 1, 2011:

Let me start with a few merger updates.  When the merger with Deutsche Borse was first announced in February, I referred to it in the town hall as an example of disruptive innovation (a term coined by Harvard Business professor Clayton Christensen).  I think we can safely conclude, given the reaction of some of our competitors recently, that we have definitely provided some disruption within our industry!

You have all seen the news from earlier this morning.  As a company, NYSE Euronext has always been committed to our shareholders, and our Board will consider the new proposal and do the right thing for our shareholders and other stakeholders.  In the meantime, we remain fully committed to our previously-announced deal with Deutsche Borse.  We have hosted several executives from DB in our offices around the world, and Dominique and I spent part of this week in Frankfurt meeting with key staff on their side, and I can assure you that they are as excited as we are about our proposed combination.  We have begun the regulatory approval process, are planning a shareholder vote in July and will promise to keep you informed of significant developments along the way.  In fact, we will be debuting a monthly merger newsletter later this month that is designed to keep you apprised of our progress.